SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                 Date of report
                                February 19, 1998


                                Rio Grande, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



                               1-8287 74-1973357
        (Commission File Number) (I.R.S. Employer Identification Number)



                         10101 Reunion Place, Suite 210
                          San Antonio, Texas 78216-4156
    ------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (210) 308-8000
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Item 5.   Notice of Adjustment of Borrowing Base;  Nonpayment of Preferred Stock
          Dividends

     Comerica Bank - Texas, senior lender to the Company, has submitted to the Company a Borrowing Base Determination Notice advising the Company that effective February 1, 1998, the Company's Borrowing Base had been redetermined to be $6,500,000. The Borrowing Base represents the total line of credit the Company may have with the bank. The Borrowing Base is determined by Comerica Bank - Texas in its sole discretion and is derived from the analysis of the Company's reserves and production data relative to its oil and gas properties.

     The balance of the Company's current outstanding indebtedness with Comerica Bank -Texas is approximately $13,178,000, which exceeds the Borrowing Base by approximately $6,678,000 (the "Deficiency"). As a result of the notice, pursuant to the loan agreement the Company has thirty (30) days, i.e., up to the close of business on March 4, 1998, to either provide Comerica Bank - Texas with additional collateral to increase the Borrowing Base, or reduce the outstanding balance of the Company's indebtedness to an amount less than or equal to the redetermined Borrowing Base.

     All of the Company's  assets currently serve as collateral to Comerica Bank
- Texas; therefore, no additional collateral is available. The Company does not have liquid assets sufficient to provide a source of internally generated funds to pay the Deficiency. The Company is currently in discussions with other financial institutions in an effort to refinance its outstanding indebtedness. However, the Company currently has no commitment for any additional financing, and there is no assurance that the Company will be able to refinance either the Deficiency or the entire balance of indebtedness. If the Company is unable to make the requisite principal reduction by March 4, 1998, the Company will be in default under the terms of the Loan Agreement with Comerica Bank - Texas and it may seek to exercise its remedies under the Loan Agreement which include, but are not limited to, foreclosure of its security interests in the collateral. The Company is pursuing alternatives in an effort to secure additional funding, which efforts include continuing discussions with Comerica Bank - Texas and with potential alternate sources of debt financing. The Company is also evaluating other sources of funding in an effort to address the Company's liquidity requirements. No assurance can be given that the Company will be successful in its efforts to obtain additional financing sufficient to address the requirements of Comerica Bank - Texas.

     The Company has not made the three quarterly cash dividend payments of $187,500 each due on the Series A Preferred Stock and the $6,125, $12,250, and $18,375 quarterly cash dividend payments due on the Series C Preferred Stock on August 1, 1997, November 1, 1997, and February 1, 1998, respectively. The Company also has not issued the stock dividends of 17,500 shares of Series C Preferred Stock each due on August 1, 1997, November 1, 1997, and February 1, 1998 accrued on the Series B Preferred Stock.

     As a result of the Company's failure to pay dividends for three consecutive quarters as described above, the holders of Preferred Stock have the right to invoke remedies under the Certificate of Designation to exercise voting rights equivalent to 51% of the common stock and/or to convene a special meeting of the stockholders at which the holders of Preferred Stock would have the right to elect a majority of the number of directors constituting the Company's Board. Koch Exploration Company has not indicated a present intention to exercise the applicable remedies provided by the Certificate of Designation.

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                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                RIO GRANDE, INC.



                                                By:     /s/
                                                  ------------------------------
                                                   Guy Bob Buschman, President



Dated:  February 19, 1998


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